Exhibit 10.7C

INTERNATIONAL LICENSE AND COLLABORATION AGREEMENT

BETWEEN

GENENTECH, INC.

AND

TERCICA MEDICA, INC.

INTERNATIONAL LICENSE AND COLLABORATION AGREEMENT

This INTERNATIONAL LICENSE AND COLLABORATION AGREEMENT (this “Agreement”) is made effective as of the 25th day of July, 2003 (the “Effective Date”) by and between Tercica Medica, Inc., a Delaware corporation having an office located at 651 Gateway Boulevard, Suite 950, South San Francisco, California 94080 (“TM”) and Genentech, Inc., a Delaware corporation having an office at 1 DNA Way, South San Francisco, California 94080 (“GNE”). TM and GNE are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, GNE owns or controls technology, know-how, expertise and other intellectual property related to IGF-I (as defined below);

WHEREAS, GNE and TM have entered into that certain U.S. Agreement (as defined below) whereby GNE transferred certain materials and information to TM relating to IGF-I and granted to TM certain rights to develop and commercialize IGF-I in the United States;

WHEREAS, on the terms and subject to the conditions set forth herein, TM desires to obtain, and GNE desires to grant, the rights set forth herein, including a license under GNE’s technology, know-how and/or intellectual property rights to permit TM to develop, commercialize, market and promote IGF-I outside of the United States; and

WHEREAS, GNE desires to work with TM as its exclusive partner outside the United States for further development and commercialization of IGF-I and IGF-I based therapies in the Field in the Territory (each, as defined below); and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:

1.1 “Affiliate” means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a Party; provided that [*] (including its subsidiaries) shall be considered a Third Party for purposes of this Agreement, rather than as an Affiliate of GNE. For purposes of the foregoing sentence, “control” and, with correlative meanings, the terms “controlled by” and “under common control with”, mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.2 “Agreement” shall have the meaning set forth in the preamble.

*	This provision is the subject of a Confidential Treatment Request.

1.3 “BLA” means the foreign equivalent of a Biologics License Application (as defined in Title 21 of the United States Code of Federal Regulations, Section 600 et seq., as amended from time to time) filed pursuant to the requirements of an FRA for FRA Approval of a Licensed Product.

1.4 “BLA Enabling Clinical Trial” means, in connection with a Licensed Product for a specific Indication, a completed Phase III or Phase II/III Clinical Trial that has met its predetermined endpoints and which has produced data and records likely to receive FRA Approval, as determined by using the exercise of prudent scientific and business judgment.

1.5 “BP3” means native-sequence insulin-like growth factor binding protein-3 as [*], that binds IGF-I, includes allelic variants of, and animal equivalents to, human BP3 as well as human BP3, for example, the bovine, ovine, porcine, and equine species, and may be from any source, whether natural, synthetic, or recombinant, provided that it will bind to the appropriate binding domain of IGF-I.

1.6 “BP3 Patents” means those GNE Patents claiming the composition of matter, formulation and/or use of IGF-I combined with BP3.

1.7 “Calendar Quarter” means each of the three (3) consecutive calendar month periods ending on March 31, June 30, September 30 or December 31.

1.8 “Calendar Year” means the period of twelve (12) months commencing on January 1 and ending on December 31.

1.9 “CFR” means Code of Federal Regulations.

1.10 “Commercialization Plan” means, with respect to a Licensed Product for a specific Indication, the promotion and sales plan and budget for such Licensed Product for such Indication in the Territory.

1.11 “Confidential Information” means all materials, Know-how or other information, including, without limitation, proprietary materials, Know-how and other information, whether or not patentable, regarding a Party’s technology, products, business information or objectives, which is designated as confidential in writing by the disclosing Party, whether by letter or by use of an appropriate stamp or legend, prior to or at the time any such material, Know-how or other information is disclosed by the disclosing Party to the other Party. Notwithstanding the foregoing, materials, Know-how or other information that is orally, electronically or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of a Party if (a) the disclosing Party, within thirty (30) days after such disclosure, delivers to the other Party a written document or documents describing the materials, Know-how or other information and referencing the place and date of such oral, electronic, visual or written disclosure and the names of the persons to whom such disclosure was made or (b) such information is of the type that is customarily considered to be confidential information by persons engaged in activities that are substantially similar to the activities being engaged in by the Parties pursuant to this Agreement.

*	This provision is the subject of a Confidential Treatment Request.

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1.12 “Control” means possession of the right to grant a license or sublicense as provided for herein without violating (a) any law or governmental regulation applicable to such license or sublicense or (b) the terms of any agreement or other arrangement with any Third Party that exists as of the Effective Date or, if such right is acquired after the Effective Date, as of the date a Party first gained possession of such right.

1.13 “Cure Period” shall have the meaning set forth in Section 13.3.

1.14 “Development” and, with correlative meaning, “Develop”, means all activities related to preclinical testing, toxicological, pharmacokinetic, metabolic, or clinical aspects of a Licensed Product, process development, stability studies, formulation development, Manufacturing scale-up, production of clinical product batches, validation studies, development of quality assurance/quality control testing, clinical studies regulatory affairs, and other development activities, for a Licensed Product in connection with obtaining FRA Approval of such Licensed Product.

1.15 “Development Plan” means a plan for the Development of IGF-I, prepared for the Initial Indication and then for any Subsequent Indication(s), designed to generate the preclinical, process development, stability studies, formulation development, Manufacturing scale-up, clinical and regulatory information and preparation work reasonably required for filing BLAs and obtaining FRA Approvals in the Territory.

1.16 “Diabetes” means a progressive disease of carbohydrate metabolism involving inadequate production or utilization of insulin that is characterized by hyperglycemia and glycosuria. The term shall apply to any form of diabetes, including without limitation, Type 1 and Type 2 diabetes, as well as other hyperglycemic disorders, such as hyperinsulinemia, hyperlipidemia, insulin-resistant diabetes such as Mendenhall’s Syndrome, Werner Syndrome, leprechaunism, lipoatrophic diabetes.

1.17 “Diligent Efforts” means the efforts consistent with the exercise of prudent scientific and business judgment, consistent with the effort applied to other pharmaceutical products of similar potential and market size by the Party in question (or, if the Party in question has no other pharmaceutical product of similar potential and market size, by other similarly sized pharmaceutical companies that do).

1.18 “Effective Date” shall have the meaning set forth in the preamble to this Agreement.

1.19 “Excluded Indications” shall mean the use of IGF-I as a therapeutic or potential therapeutic for any human disease or condition of the central nervous system, including without limitation CNS diseases and conditions arising out of the causes set forth in Exhibit A.

1.20 “FDA” means the United States Food and Drug Administration and any successor agency or authority thereto.

1.21 “FFDCA” means the United States Federal Food, Drug and Cosmetic Act.

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1.22 “Field” means all uses in humans and in vitro uses, including the therapeutic treatment, prevention or diagnosis of the Initial Indication and any Subsequent Indications, but shall specifically exclude the Excluded Indications.

1.23 “First Commercial Sale” means, with respect to a Licensed Product, the first sale for use of a Licensed Product in the Field in any country in the Territory after an FRA Approval has been obtained.

1.24 “Foreign Patent Office” means any applicable supranational, national, federal, state or local regulatory agency, department, bureau or other governmental entity of any country or jurisdiction in the Territory that is charged with reviewing and/or issuing Patents.

1.25 “FRA” or “Foreign Regulatory Authority” means any applicable supranational, national, federal, state or local regulatory agency, department, bureau or other governmental entity of any country or jurisdiction in the Territory having responsibility in such country or jurisdiction for any FRA Approval of any kind in such country or jurisdiction, and any successor agency or authority thereto, including, by way of example only, the EMEA, Health Canada, or the Japanese Ministry of Health and Welfare.

1.26 “FRA Approval” and with correlative meanings, “Approval by an FRA” and “Approved by an FRA” means, with respect to a Licensed Product, approval by an FRA for commercial sale or use of such Licensed Product as a drug for a specific Indication(s) in the particular country or jurisdiction within the Territory overseen by that FRA.

1.27 “FRA Documentation” means, with respect to a Licensed Product, all filings and supporting documents submitted to an FRA relating to such Licensed Product, and all data contained therein, including, without limitation, any INDs, BLAs, investigator’s brochures, correspondence to and from that FRA, minutes from teleconferences with that FRA, registrations and licenses, regulatory drug lists, advertising and promotion documents shared with that FRA, adverse event files, complaint files and Manufacturing records.

1.28 “FTE” means full time equivalent of, and is equal to the amount of work one full time employee would accomplish during any one year period. The total cost to TM of an FTE performed by GNE hereunder shall not exceed [*] per FTE.

1.29 “GAAP” means, as applied to any Party or Third Party’s accounting practices, U.S. generally accepted accounting principles, applied in a manner consistent with the past practices of such Party or Third Party.

1.30 “GNE” shall have the meaning set forth in the preamble to this Agreement.

1.31 “GNE Indemnified Parties” shall have the meaning set forth in Section 14.3.

1.32 “GNE Know-how” means [*]

*	This provision is the subject of a Confidential Treatment Request.

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1.33 “GNE Patents” means the rights granted by the applicable Foreign Patent Offices under the Patents that are set forth in Exhibit B, attached hereto. The term “GNE Patents” also includes 1) any Patents, including divisions, continuations, continuations-in-part, reissues, re-examinations and extensions, Controlled by GNE during the term of this Agreement that claim the composition of matter, formulation, manufacture or use of IGF-I and/or IGF-I combined with BP3 in the Field, provided however that “GNE Patents” shall not include any Patent or patent application to the extent such Patent or patent application claims the composition of matter, formulation or use of GH, alone or in combination with IGF-I and/or with IGF-I combined with BP3, and 2) any patents granted by the United States Patent and Trademark Office or similar granting authority outside of the Territory and Controlled by GNE during the Term of this Agreement that would be infringed by TM manufacturing IGF-I and/or BP3 or conducting human clinical trials with IGF-I and/or IGF-I combined with BP3 if not for the rights granted to it herein. At least annually during the term of this Agreement, GNE shall provide an updated Exhibit B that lists such additional Patents and Patent applications, and the Parties shall discuss which such additional Patents and Patent Applications shall be listed, as applicable, under Section B.1 or B.2 of Exhibit B. At any time during the term of this Agreement, TM may notify GNE in writing that it no longer wishes to license rights under the BP3 Patents and such Patents shall be removed from Exhibit B and this definition of GNE Patents shall be deemed to not include any BP3 Patents. Notwithstanding the foregoing, except for those patents listed in Exhibit B as of the Effective Date, the term “GNE Patents” shall not include any Patents licensed to GNE by, or co-owned by, a Third Party whereby GNE would owe royalties or other payments based on TM’s use, Manufacture or sale of IGF-I and/or IGF-I combined with BP3 unless TM agrees to be solely responsible for such royalties or other payments (although such royalties or other payments may be offset against royalties due GNE hereunder to the extent permitted herein).

1.34 “Gross Sales” means, with respect to a Licensed Product for a given Indication, the gross amount invoiced by TM or its Affiliates or permitted sublicensees for sales of such Licensed Product for such Indication to Third Parties in the Territory.

1.35 “Growth Hormone” or “GH” means growth hormone from any source in native-sequence or variant form, as well as growth hormone releasing non-peptides [*], growth hormone releasing peptides, growth hormone secretagogues, and other molecules that mimic the function of growth hormone or stimulate the production or release of endogenous growth hormone.

1.36 “IGF-I” means native-sequence insulin-like growth factor-1 from any species with or without an N-terminal methionine, allelic variants thereof, and sequence variants thereof [*].

1.37 “IND” means, with respect to a Licensed Product, the foreign equivalent of an Investigational New Drug Application (as defined in Title 21 of the United States Code of Federal Regulations, Part 312 et seq., as amended from time to time) that is submitted, filed or to be submitted or filed with an FRA.

1.38 “Indication” means the prevention, therapeutic treatment, or diagnosis of any particular human disease or, disorder or condition, but shall not include the Excluded Indications.

*	This provision is the subject of a Confidential Treatment Request.

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1.39 “Initial Indication” means growth hormone insensitivity syndrome or GHIS.

1.40 “Interest Rate” means a rate equal the rate of interest as published in the weekly Federal Reserve H.15 Bulletin, or any successor bulletin thereto, plus [*].

1.41 “Joint Indication” means an Indication for which GNE has Opted-in pursuant to Article IV of the U.S. Agreement.

1.42 “Joint Know-how” means all Know-how made jointly by employees or agents of TM, on the one hand, and by employees or agents of GNE, on the other hand, at any time during the term of this Agreement, as a direct result of performing an activity under this Agreement.

1.43 “Joint Patent” means the rights granted by any governmental authority under a Patent that names as inventors one or more employees or agents of TM together with one or more employees or agents of GNE and claims any Joint Know-how.

1.44 “JSC” means the joint steering committee as defined in Section 6.1 of the U.S. Agreement.

1.45 “Know-how” means information or biological materials relating to IGF-I or any Licensed Product, including, without limitation, cells, cell lines, genes, gene fragments, gene sequences, probes, DNA, RNA, cDNA libraries, proteins, peptides, polypeptides, plasmids, vectors, expression systems, organisms, biological substances, and any constituents, progeny or replications thereof or therefrom, reagents, chemical compounds, inventions, improvements, practices, formula, trade secrets, techniques, methods, procedures, knowledge, know-how, skill, experience, results, test data (including, without limitation, pharmacological, toxicological and clinical test data), analytical and quality control data and any marketing, pricing, distribution, cost, sales, Manufacturing, patent or data descriptions, whether or not patentable.

1.46 “Liability” shall have the meaning set forth in Section 14.1.

1.47 “Licensed Product” means a pharmaceutical formulation or product for use in the Field that contains IGF-I or IGF-I in bulk active form and/or IGF-I combined with BP3, provided however, that TM may at any time notify GNE in writing that it no longer wishes to have rights under the BP3 Patents, in which case “Licensed Product” shall no longer include pharmaceutical formulations or products containing IGF-I combined with BP3.

1.48 “Licensed Trademarks” means any Trademark or pending Trademark application applicable to a Licensed Product that is registered or filed with an agency in a country in the Territory, which agency is the foreign equivalent of the United States Patent and Trademark Office.

1.49 “Major Indication” means any Indication that is not an Orphan Indication, but excluding Diabetes.

1.50 “Major Market” means either the European Union or Japan.

*	This provision is the subject of a Confidential Treatment Request.

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1.51 “Manufacture” and, with correlative meaning, “Manufacturing” means, with respect to a product or compound, the manufacturing, processing, formulating, packaging, labeling, storing and quality control testing of such product or compound.

1.52 “Market Competition” means, with respect to a given jurisdiction of the Territory, the written notification of GNE by TM that the sale of one or more products containing IGF-I [*] by one or more Third Parties that are not sublicensees of TM has achieved [*]Market Share for a single Indication. For purposes of this Section 1.52, “Market Share” shall mean the percentage market share for the product or products in question containing IGF-I [*], such percentage to be established by measuring a full Calendar Quarter of reported prescription data for the applicable product(s) and any competing products (including Licensed Products) sold for that Indication in the relevant jurisdiction of the Territory. If the Parties are unable to mutually agree on the Market Share of a given product or products based on such prescription data, the Parties shall submit the issue to a mutually-agreeable Third Party market research firm having expertise in pharmaceutical sales in the relevant country of the Territory (the “Research Firm”). The Research Firm shall be instructed to provide an independent assessment of the Market Share, and the findings of the Research Firm shall conclusively establish the Market Share for purposes of determining Market Competition hereunder. TM shall bear all costs associated with the services of the Research Firm; provided, that in the event that the Research Firm establishes that the Market Share is [*] for a particular Indication, GNE shall reimburse TM for the full cost of the Research Firm’s services for such assessment.

1.53 “Net Sales” means Gross Sales of all Licensed Products in the Territory for all Indications except Diabetes, less applicable Sales Returns and Allowances. For purposes of this Section 1.53, “Sales Returns and Allowances” means the provision, reasonably determined by TM (or its Affiliates or permitted sublicensees, as the case may be) in accordance with GAAP, for sales of all Licensed Products for all Indications except Diabetes in the Territory for (a) trade, cash and quantity discounts or rebates on such Licensed Products accrued or actually taken from the invoiced amount; (b) credits or allowances actually given or made for rejection or return of previously sold Licensed Products or for retroactive price reductions (including Medicare and similar types of government mandated rebates and chargebacks); (c) taxes, duties or other governmental charges levied on or measured by the billing amount for Licensed Products, to the extent billed separately on the invoice and paid for by the customer, as adjusted for rebates and refunds, as applicable; (d) charges for freight and insurance directly related to the return of Licensed Products to the extent billed separately on the invoice and paid for by the customer; (e) credits for allowances given or made for wastage replacement and any other sales programs agreed to by the Parties for the Licensed Products; (f) adjustments for combination products (as defined in Exhibit G(2(i)), and (g) uncollectable amounts on previously sold Licensed Products, consistently applied to all products of TM, provided however that if collected at a later date such amounts will be added to Net Sales in the Calendar Quarter in which it is received, in all cases as adjusted periodically to reflect amounts actually incurred by such Party or Third Party, as the case may be, in the Territory for items (a) through (g).

*	This provision is the subject of a Confidential Treatment Request.

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1.54 “Opt-in” and, with correlative meaning, “Opted-in” means the exercise by GNE, as set forth in Article IV of the U.S. Agreement, of its right to jointly develop and/or commercialize a Licensed Product for a Joint Indication.

1.55 “Orphan Indication” and with correlative meaning, “Orphan Drug” shall mean either (i) a Licensed Product with respect to a specific Indication for which the FDA has granted orphan status as defined in 21 CFR Pt. 316 or (ii) a Licensed Product with respect to a specific Indication that would be eligible for orphan status classification by the FDA as defined in 21 CFR Pt. 316.

1.56 “Party” and “Parties” shall have the meaning set forth in the preamble to this Agreement.

1.57 “Patent” means (a) any valid and enforceable foreign letters patent granted by, or a patent application filed with, a Foreign Patent Office, including, without limitation, any extension, registration, confirmation, reissue, continuation, division, continuation-in-part, re-examination, supplementary protection certificate or renewal thereof and (b) any foreign equivalent of a certificates of invention for a U.S. letters patent.

1.58 “Patent Costs” means fees and expenses paid to outside legal counsel and experts, and any governmental authorities, incurred after the Effective Date in connection with the establishment and maintenance of rights under Patents covering IGF-I or any Licensed Product, including costs of any Patent interference, reexamination, reissue, opposition, invalidation and revocation proceedings or any equivalents of the foregoing.

1.59 “Phase II Clinical Trial” means those tests and studies in humans required by an FRA to generate sufficient data as to safety, dose ranging and efficacy of a Licensed Product to permit commencement of a Phase III Clinical Trial.

1.60 “Phase II/III or Phase III Clinical Trial” means a controlled study in humans required by an FRA that is prospectively designed, using predetermined endpoints, to demonstrate clinically and statistically the efficacy and safety of a Licensed Product for one or more Indications as a pivotal study intended to lead to an FRA Approval of such Licensed Product for such Indication(s).

1.61 [*].

1.62 “Subsequent Indications” means, collectively, all Indications other than the Initial Indication and the Excluded Indications.

1.63 “Territory” means the entire world excluding the United States, its districts, territories and possessions.

1.64 “Third Party” means any entity other than TM or GNE or their respective Affiliates.

*	This provision is the subject of a Confidential Treatment Request.

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1.65 “Third Party Royalties” means royalties payable to a Third Party by GNE or TM in connection with Licensed Products.

1.66 “TM” shall have the meaning set forth in the preamble to this Agreement.

1.67 “TM Indemnified Parties” shall have the meaning set forth in Section 14.2.

1.68 “TM Know-how” means Know-how (or, with reference to tangible substances, samples of Know-how) Controlled by TM that is reasonably necessary for the characterization, optimization, assaying, Development, Manufacture, import, offer for sale, use or sale of IGF-I or any Licensed Product in the Field.

1.69 “TM Patents” means the rights granted by a Foreign Patent Office under a Patent, including divisions, continuations, continuations-in-part, reissues, re-examinations and extensions, Controlled by TM as of the Effective Date or at any time during the term of this Agreement (including, without limitation, any interest in any Joint Patents), which Patent is necessary or reasonably useful for the identification, synthesis, characterization, optimization, assaying, Development, Manufacture, use or sale of IGF-I or any Licensed Product in the Field.

1.70 “Trademark” shall, with respect to any Licensed Product, include any word, name, symbol, color, designation or device or any combination thereof, including, without limitation, any trademark, trade dress, brand mark, house mark, trade name, brand name, logo, or business symbol.

1.71 “U.S. Agreement” means that certain License and Collaboration Agreement by and between the Parties dated April 15, 2002, as amended.

1.72 “Valid Claim” means any claim in an issued and unexpired Patent that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, with such decision being unappealable or unappealed within the time allowed for appeal.

ARTICLE II

LICENSES AND RESTRICTIVE COVENANTS

Subject to the terms and conditions of this Agreement, GNE hereby grants to TM the licenses and other rights set forth in Exhibit F, attached hereto and incorporated herein by this reference.

ARTICLE III

DEVELOPMENT

3.1 Technology and IND Transfer. Except as required by the terms and conditions of the U.S. Agreement and already completed by GNE as of the Effective Date, following execution of this Agreement, GNE shall, at TM’s expense, use Diligent Efforts to (i) transfer to TM the GNE Know-how (and to the extent Controlled by GNE and reasonably necessary for the characterization, optimization, assaying, Development, Manufacture, (in the manner practiced by GNE with respect to its own clinical trials of IGF-I for therapeutic treatment of Diabetes, i.e., “the 10K/1K process”), import, offer for sale, use or sale of IGF-I, IGF-I combined with BP3 or any Licensed Product in the

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Field, preclinical and clinical data, samples of assays and associated materials, and protocols and procedures directly relating thereto ); (ii) assign and/or deliver, as applicable, to TM, sponsorship of the relevant INDs, Orphan Drug applications and designations (if applicable) and other FRA Documentation pertaining to IGF-I; and (iii) effectuate such transfer of such sponsorship by appropriately notifying the relevant FRA. Notwithstanding the foregoing or any other provision of this Agreement, GNE shall not be obligated to transfer to TM any particular Know-how, data, materials or samples that would cause GNE to breach confidentiality obligations to any Third Party as of the Effective Date, provided however that GNE will use its best efforts to gain whatever permission may be necessary from such Third Parties to disclose such Know-how, data, materials or samples to TM. TM acknowledges that it has received and may continue to receive additional materials and/or information from GNE pursuant to the requirements of Sections 3.1 and 8.4(a) and Exhibit C of the U.S. Agreement, and the Parties agree that such materials and information shall for purposes of this Agreement be deemed GNE Know-how under this Agreement. Nothing in this Agreement shall allow TM to use, license, or disclose to any Affiliate or Third Party, any GNE Know-how except for purposes specifically contemplated by this Agreement. Upon such transfer of such sponsorship, TM (and not GNE) shall thereafter be responsible, with respect to such INDs, for complying with any and all obligations placed upon a sponsor of an IND filed with an FRA. For the purposes of this Section 3.1 and Section 8.4(a) only, it is understood that Diligent Efforts shall not be interpreted to require GNE to use a total of more than an aggregate of [*] FTE’s to complete the tasks described in this Section and in Section 8.4(a) (and Sections 3.1 and 8.4(a) of the U.S. Agreement) and that GNE will be deemed to have satisfied its obligations under this Section 3.1 and Section 8.4(a) if it has used not less than an aggregate of [*] FTE’s to complete such tasks. TM agrees that to the extent GNE expends any FTE’s to satisfy its obligations under this Section 3.1 and Section 8.4(a), such FTE’s shall be deducted from the amount of FTE’s GNE is obligated to provide under the U.S. Agreement in order to meet its Diligent Efforts (as defined in the U.S. Agreement) requirement thereunder. Notwithstanding the foregoing, if after the [*] FTE’s time has been exhausted, TM identifies a material, existing document necessary for TM to Manufacture IGF-I, which would have been provided to TM but for the exhaustion of the [*] FTE’s, GNE will, at TM’s expense, make reasonable efforts to provide TM with such document.

3.2 Development of Licensed Products by TM.

(a) Development Responsibilities. As between the Parties, TM shall be responsible for the Development of Licensed Products and for obtaining FRA Approvals of such Licensed Products in the Field in the Territory. Such responsibilities shall include, without limitation: (i) the performance of all preclinical and clinical activities; (ii) the preparation of annual Development Plans as set forth in Section 3.4, summaries of which are to be provided to the JSC in accordance with Section 3.4; (iii) the manufacturing and scale-up Development beyond the 10K/1K GNE IND process; (iv) the performance of all tests, studies and other activities, including, without limitation, all preclinical and clinical tests and studies, necessary to obtain and maintain FRA Approval of Licensed Products for the applicable Indication, including, without limitation, those activities set forth in the then-current Development Plan; (v) the obtaining of any needed or desired additional INDs for the Initial Indications and/or Subsequent Indications; and (vi) the performance of preliminary marketing activities, such as the conducting of marketing studies, the preparation of

*	This provision is the subject of a Confidential Treatment Request.

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pre-launch marketing plans and the selection of Trademarks. In addition to the foregoing, TM shall keep the JSC informed as to all substantive development activities in the Territory, including without limitation any information that the JSC may consider to be reasonably material to GNE under the U.S. Agreement in making an Opt-In decision.

(b) Development Efforts. TM shall use Diligent Efforts to Develop and obtain FRA Approval for Licensed Products for Indications in the Field in the Territory. Without limiting the generality of the foregoing, TM shall use reasonable business efforts (provided, however, that in no event shall such reasonable efforts shall be less than the efforts TM uses in the development of Licensed Products for other Indications, unless such lesser efforts are agreed to by GNE, such agreement not to be unreasonably withheld) to submit a BLA for FRA Approval for a Licensed Product for the Initial Indication in a Major Market by [*]. TM also shall use Diligent Efforts to Develop Licensed Products for Subsequent Indications in the Field in the Territory.

(c) Limited Right for GNE to Develop Initial Indication 2 under the U.S. Agreement. In the event that GNE elects under the terms of Section 3.2 (c) of the U.S. Agreement to take over the Development of IGF-I for the Initial Indication 2 (each, as defined in the U.S. Agreement), TM shall, as related to the Development under the U.S. Agreement of a Licensed Product for such Initial Indication 2 (each as defined in the U.S. Agreement), allow GNE to cross-reference any INDs, BLAs, clinical data or other submissions filed with any FRA and provide GNE with copies of any FRA Documentation, in each case related to and solely for purposes of Development and/or commercialization of such Licensed Product for the Initial Indication 2 in accordance with the U.S. Agreement. GNE shall reimburse TM for TM’s actual expenses incurred in performing the activities set forth in the preceding sentence. TM shall effectuate the transfer activities noted in this Section 3.2(c) in a timely and orderly fashion so as to preserve the value of the subject matter being transferred in all material respects, with that value being taken into account in determining the milestone and/or royalty payable to TM under Section 3.2 (c) of the U.S. Agreement.

(d) Right for TM to access FDA documentation for use in the Territory. For clarity, TM shall have the right, without paying further compensation (except as expressly provided in this Section 3.2(d) below), to use or otherwise cross-reference, and allow its sublicensees hereunder to use and cross-reference, any INDs, BLAs, clinical data or other submissions filed with the FDA or otherwise developed in connection with a Joint Indication under the U.S. Agreement (collectively, “Joint Indication Data”) with respect to the Development of Licensed Products under this Agreement and GNE shall at TM’s written request provide TM with copies of all documentation in GNE’s possession or control or appropriate authorizations with respect to the Joint Indication Data (to the extent not already in TM’s possession). TM shall reimburse GNE for GNE’s actual expenses incurred in performing the activities set forth in the preceding sentence (collectively, the “Transfer Expenses”). Additionally, prior to TM so authorizing any sublicensee hereunder to use or otherwise cross-reference any Joint Indication Data generated after the effective date of GNE’s notice of exercise of its Opt-In rights pursuant to Section 4.2 of the U.S. Agreement (such use or cross-reference solely for the purpose of the Development and/or commercialization of a Licensed Product), TM shall reimburse GNE [*] of the amounts borne by GNE with respect to the generation

*	This provision is the subject of a Confidential Treatment Request.

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of such Joint Indication Data (i.e., [*] the costs associated therewith). For avoidance of doubt, TM shall have no obligation to reimburse GNE for any costs other than the Transfer Expenses with respect to TM’s use or cross-reference of any Joint Indication Data or reimburse costs reimbursed to TM for Joint Indication Data, in each case, generated prior to the effective date of GNE’s notice of exercise of its Opt-In rights with respect to TM’s sublicensees use or cross-reference of such Joint Indication Data (solely for the purpose of the Development and/or commercialization of a Licensed Product). GNE shall effectuate the transfer activities noted in this Section 3.2(d) in a timely and orderly fashion so as to preserve the value of the subject matter being transferred in all material respects.

3.3 Development Costs. As between the Parties, unless otherwise expressly provided herein, TM shall bear all costs of Development for Licensed Products for all Indications in the Field in the Territory, with no right to reimbursement from GNE.

3.4 Formulation of Development Plans. Beginning ninety (90) days following the Effective Date, TM shall provide to each GNE member of the JSC a summary of the substantive elements of its Development Plan for the Development of Licensed Product(s) for the Initial Indication. Thereafter, TM shall provide to each GNE member of the JSC a summary of the substantive elements of each subsequent Development Plan (i) for each Subsequent Indication put into Development, (ii) annually for the Initial Indication and for each Subsequent Indication put into Development, and (iii) in the event it desires to materially amend any Development Plan(s) already submitted. It being understood that there is no obligation for any such summary provided pursuant to this Section 3.4 to include any budget, headcount or other non-technical information.

3.5 BLA Preparation and Maintenance. For all Indications, TM shall be responsible for the filing or submission of a BLA; provided, for each Indication that GNE has Opted-in under the U.S. Agreement, prior to TM thereafter proceeding with the filing or submission of a BLA for the same or a substantially similar Indication in the Territory it shall first notify the JSC of its intention to so file or submit such BLA and provide the JSC with a reasonable opportunity to review and comment on its plans. As between the Parties, TM shall be solely responsible for the preparation of such BLA and any other needed FRA documentation for such Licensed Product for such Indication and such BLA shall be filed at the FRA with TM or its designee named as the sponsor. As between the Parties, TM shall be solely responsible for any and all correspondence and communication with the FRA concerning such BLA.

ARTICLE IV

Intentionally Deleted

ARTICLE V

COMMERCIALIZATION

5.1 Commercialization Efforts. For all Licensed Products for all Indications, TM shall use Diligent Efforts and shall be responsible for commercializing such Licensed Products for such Indications in the Territory. Without limiting the generality of the foregoing, using Diligent Efforts,

*	This provision is the subject of a Confidential Treatment Request.

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TM shall: (a) prepare an initial Commercialization Plan within ninety (90) days after completion of a BLA Enabling Clinical Trial and updated Commercialization Plans at least annually thereafter; (b) respond to any questions from, and otherwise communicate with, FRA(s) in connection with any BLA filed; (c) carry out and execute the activities set forth in the Commercialization Plan or any revision thereof; and (d) maximize Net Sales and profits of such Licensed Product for such Indication.

5.2 Provision of Information; Coordination of Efforts for Licensed Product for Joint Indications.

(a) Provision of Information. TM shall keep the JSC generally apprised as to the diligence of TM in commercializing the Licensed Products in the Territory. Without limiting the generality of the foregoing, TM shall provide to each GNE member of the JSC (i) a summary of the substantive elements of its initial Commercialization Plan (including any material revision thereof), and (ii) thereafter, updated summaries of its Commercialization Plans (including any material revision thereof). In addition to the foregoing, TM shall keep the JSC informed as to substantive commercialization activities in the Territory that the JSC may consider to be reasonably material to the commercialization under the U.S. Agreement of Licensed Products for Indications that are Joint Indications. It being understood that there is no obligation for any such summary provided pursuant to this Section 5.2(a) to include any budget, headcount or other non-technical information.

(b) Coordination of Efforts for Licensed Product for Joint Indications. The Parties acknowledge that it may be mutually beneficial for TM and GNE to discuss and coordinate commercialization activities worldwide for Licensed Products for Indications under this Agreement that are Joint Indications under the U.S. Agreement in accordance with terms to be mutually agreed upon between the Parties. The Parties agree to discuss in good faith the terms under which such coordination may be effected, including without limitation marketing and promotional activities and materials (including without limitation medical education, medical information, public relations, post marketing studies, publication planning, sales resource analysis and trademarks). In discussing such terms, the Parties shall be guided by a standard of reasonableness in economic terms and of fairness to each of the Parties, striving to balance as best they can the legitimate interests and concerns of each of the Parties and to realize the economic worldwide potential of such Licensed Products.

5.3 Marketing Costs for Licensed Products. As between the Parties, unless otherwise expressly provided herein, TM shall bear all costs associated with the marketing and commercialization of Licensed Products, with no right to reimbursement from GNE.

ARTICLE VI

Intentionally Deleted

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ARTICLE VII

PAYMENTS

As partial consideration for the rights granted to TM herein, TM agrees to make the payments as more fully described in Exhibit G, attached hereto and incorporated herein by this reference.

ARTICLE VIII

MANUFACTURE AND SUPPLY

8.1 Intentionally deleted

8.2 Pre-Clinical and Clinical Supply. TM shall be responsible, at its own cost, for the Manufacture of any and all Licensed Product needed for its pre-clinical and clinical purposes hereunder. TM may only hire or otherwise contract with one or more Third Party(ies) to Manufacture any or all of the Licensed Product needed hereunder for pre-clinical and clinical purposes with the prior written consent of GNE and GNE hereby consents to TM’s sublicense of its right to Manufacture IGF-I or Licensed Product to Cambrex Corporation (including subsidiaries thereof). GNE further agrees that TM may hire or contract with such other contract manufacturers as TM may seek to use, provided that GNE has consented to the use of each such contract manufacturer, and that GNE will not unreasonably block TM’s ability to find suitable contract manufacturers.

8.3 Commercial Supply. As between the Parties, TM shall be responsible, at its own cost, for the Manufacture of any and all Licensed Product needed for the commercialization efforts and sales of Licensed Products hereunder. TM may only hire or otherwise contract with one or more Third Party(ies) to Manufacture any or all of the Licensed Product needed hereunder for the commercialization efforts and sales of Licensed Products with the prior written consent of GNE and GNE hereby consents to TM’s sublicense of its right to Manufacture IGF-I or Licensed Product to Cambrex Corporation (including subsidiaries thereof). GNE further agrees that TM may hire or contract with such other contract manufacturers as TM may seek to use, provided that GNE has consented to the use of each such contract manufacturer, and that GNE will not unreasonably block TM’s ability to find suitable contract manufacturers.

8.4 Exchange of Manufacturing Information and Technology.

(a) Subject to the terms of Section 3.1, following execution of this Agreement, GNE shall use Diligent Efforts to transfer to TM the GNE Know-how, including Know-how relating to the Manufacture of IGF-I according to the process commonly referred to as “the 10K/1K scale.”

(b) In the event GNE exercises under the U.S. Agreement its Manufacturing rights with respect to Licensed Products (each as defined in the U.S. Agreement), GNE shall have no obligation to supply any Licensed Products to TM, its Affiliates or their sublicensees for sale in the Territory without the Parties entering into a mutually agreeable supply agreement incorporating reasonable and customary terms.

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ARTICLE IX

CONFIDENTIALITY AND PUBLICITY

9.1 Non-Use and Non-Disclosure of Confidential Information. Each Party agrees that all Confidential Information of a Party that is disclosed by a Party to the other Party (a) shall not be used by the receiving Party except in connection with the activities contemplated by this Agreement or in order to further the purposes of this Agreement, (b) shall be maintained in confidence by the receiving Party and (c) shall not be disclosed by the receiving Party to any Third Party who is not an Affiliate or consultant of, or an advisor to, the receiving Party without the prior written consent of the disclosing Party. Notwithstanding the foregoing, the receiving Party shall be entitled to use and disclose Confidential Information to the extent such Confidential Information (v) was known or used by the receiving Party or its Affiliates prior to its date of disclosure to the receiving Party as demonstrated by legally admissible evidence available to the receiving Party or its Affiliates, (w) either before or after the date of the disclosure to the receiving Party, is lawfully disclosed to the receiving Party or its Affiliates by sources other than the disclosing Party rightfully in possession of the Confidential Information, (x) either before or after the date of the disclosure to the receiving Party, becomes published or otherwise part of the public domain through no fault or omission on the part of the receiving Party or its Affiliates, (y) is independently developed by or for the receiving Party or its Affiliates without reference to or reliance upon the Confidential Information as demonstrated by competent written records, or (z) is required to be disclosed by the receiving Party to comply with applicable laws or regulations or to defend or prosecute litigation, provided that the receiving Party provides prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure.

9.2 Limitation on Disclosures. Each Party agrees that it shall limit disclosure of Confidential Information received from the other Party to its employees, consultants and advisors and the employees, consultants and advisors of its Affiliates who have a need to know and an obligation to maintain in confidence the Confidential Information of the disclosing Party.

9.3 Other Permitted Disclosure. Except as otherwise expressly provided herein, to the extent reasonably necessary to carry on the activities contemplated by this Agreement, each Party shall be permitted to (a) disclose or grant use of Confidential Information received under this Agreement to any of its permitted sublicensees, agents, consultants, clinical investigators, collaborators or contractors, under confidentiality and non-use obligations at least as strict as those set forth in Section 9.1; (b) disclose Confidential Information received under this Agreement to actual or potential professional investors, acquirers, merger partners or retained professional advisors (e.g., attorneys, accountants and investment bankers), under confidentiality and non-use obligations at least as strict as those set forth in Section 9.1 and provided such Party notify the other as to the identity of the entities receiving the other Party’s Confidential Information within thirty (30) days following disclosure; and (c) to an FRA to the extent necessary for obtaining FRA Approval of a Licensed Product.

9.4 Publications. In the event either Party wishes to publish or orally deliver a scientific article or speech relating to the Development of a Licensed Product, such Party shall submit to the other Party a draft of each such proposed oral disclosure or written publication at least thirty (30) days prior to the anticipated oral disclosure or the submission of the written publication. The other

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Party shall review each such proposed oral disclosure or written publication in order to avoid the unauthorized disclosure of such Party’s Confidential Information and to preserve the patentability of inventions arising from this Agreement. As soon as reasonably possible, but in no event longer than within thirty (30) days following receipt of an advance copy of a publishing Party’s proposed oral disclosure or written publication, the reviewing Party shall inform the publishing Party if the proposed oral disclosure or written publication contains any of the reviewing Party’s Confidential Information or could be expected to have a material adverse effect on any patent rights of the reviewing Party. The publishing Party shall delete from any proposed oral disclosure or written publication any Confidential Information of the reviewing Party of which it is made aware by the reviewing Party and, if so requested by the reviewing Party, shall delay such proposed oral disclosure or written publication for a period of time sufficiently long to permit the timely preparation of a patent application by the reviewing Party.

9.5 Publicity Review. The Parties agree that the public announcement of the execution of this Agreement shall be in the form of a press release to be agreed upon on or shortly following the Effective Date and thereafter each Party shall be entitled to make or publish any public statement consistent with the contents thereof. Thereafter, TM may issue press releases, based on the principles of this Section 9.5, disclosing achievement of regulatory, scientific or other milestones regarding Licensed Products, provided however that GNE shall have the right to review and comment on such releases, provided further that TM shall consider GNE’s comments in good faith, and provided further that TM may not issue a press release mentioning GNE’s name or Confidential Information without GNE’s prior consent. Notwithstanding the foregoing, TM and GNE will jointly discuss and agree, based on the principles of this Section 9.5, on any statement to the public regarding a Licensed Product for an Indication under this Agreement, which Indications are Joint Indications under the U.S. Agreement. The primary principles to be observed by TM and GNE in such public disclosures will be: (a) accuracy, (b) the requirements of confidentiality imposed by this Article IX, (c) the advantage a competitor of TM or GNE may gain from any public statements under this Section 9.5, and (d) the standards and customs in the biotechnology and pharmaceutical industries for such disclosures by companies comparable to TM and GNE. Each Party agrees to respond to any requests for review of press releases provided by the other hereunder within five (5) business days. Nothing in this Section shall prohibit a Party from making any disclosure required by law or regulation, including without limitation, filings required to be made by law with the Securities and Exchange Commission, the New York Stock Exchange, NASDAQ or any other similarly prominent stock exchange.

9.6 Term. All obligations of confidentiality imposed under this Article IX shall expire seven (7) years following the expiration or termination of this Agreement.

ARTICLE X

OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

10.1 Ownership of Intellectual Property. Subject to the license grants set forth in Article II, as between the Parties:

(a) TM shall own and retain all right, title and interest in and to the TM Know-how, the TM Patents and the Licensed Trademarks;

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(b) GNE shall own and retain all right, title and interest in and to the GNE Know-how and GNE Patents; and

(c) All Joint Know-how and Joint Patents shall be owned jointly by the Parties. Each Party shall retain full ownership under the Joint Know-how and Joint Patents, with full ownership rights in any field and the right to license, sublicense and otherwise exploit without the consent of the other Party, without accounting, except as otherwise expressly provided herein. The laws of the United States with respect to joint ownership of inventions shall apply in all jurisdictions giving force and effect to this Agreement. At the request of a Party, the other Party will execute such documents or take such actions as are necessary to effectuate the foregoing.

10.2 Registration and Protection of Licensed Trademarks. TM shall have the right, at its sole cost and expense, to obtain, maintain, register, extend, enforce and defend trademark protection for all Licensed Trademarks for Licensed Products in the Territory; provided, TM shall have no right to file, register or use any Licensed Trademarks in the Territory that are the same or substantially similar to those trademarks previously chosen (or to the extent not previously chosen, under material consideration) by the Parties under the U.S. Agreement for Licensed Products for Indications that are Joint Indications without the prior written consent of the JSC, such consent not to be unreasonably withheld or delayed.

10.3 Patent Filings and Prosecution.

(a) Each Party shall have sole discretion over, and sole responsibility for, the filing, prosecution and maintenance of all Patents covering or claiming its Know-how, including interference, reexamination, reissue, and opposition proceedings. GNE shall (i) provide TM with copies of all draft Patent applications related to the GNE Know-how and other draft submissions and correspondence on the merits with and by a Foreign Patent Office in sufficient time to allow for review and comment by TM; (ii) provide TM and its counsel with an opportunity to consult with GNE regarding the filings and contents of any application, amendment, submission, response or correspondence on the merits with a Foreign Patent Office, and (iii) consider in good faith the reasonable requests of TM regarding the filing and prosecution of such Patents, including interference, reexamination, reissue, and opposition proceedings.

(b) TM shall have sole discretion over, and sole responsibility for, the filing, prosecution and maintenance of all Joint Patents in the Territory, including interference, reexamination, and reissue proceedings. If TM elects not to file, prosecute or maintain a Joint Patent in the Territory, it shall so inform GNE. GNE may then file, prosecute and maintain such Joint Patent. The Party filing, prosecuting or maintaining a Joint Patent in the Territory shall (i) regularly provide the other Party with copies of all draft Patent applications related thereto and other draft submissions and correspondence on the merits with and by a Foreign Patent Office in sufficient time to allow for review and comment by the other Party; (ii) provide the other Party and its counsel with an opportunity to consult with the responsible Party regarding the filings and contents of any application, amendment, submission, response or correspondence on the merits with a Foreign Patent Office and (iii) consider in good faith the reasonable requests of the other Party regarding the filing and prosecution of the Joint Patent, including interference, reexamination, and reissue proceedings.

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(c) Each Party shall, at the other Party’s reasonable request, assist such other Party and cooperate in the filing and prosecution of any application, amendment, submission, response or correspondence with respect to any Joint Patents, GNE Patents or TM Patents, including interference, reexamination, reissue, and opposition proceedings. If a Party elects not (i) to pursue the filing, prosecution or maintenance of any GNE Patent or Joint Patent, as applicable in the Territory, or (ii) to take any other action with respect to a GNE Patent or Joint Patent, as applicable, in the Territory that is necessary or useful to establish or preserve rights thereto, then in any such case such Party shall so notify the other Party promptly in writing and in good time to enable the other Party to meet any deadlines by which an action must be taken to establish or preserve a right in such Patent. Upon receipt of any such notice by a Party, the other Party shall have the right, but not the obligation, to pursue the filing, or support the continued prosecution or maintenance, of such Patent, including interference, reexamination, and reissue proceedings. If a Party elects to pursue such filing or continue such support, then such Party shall notify the other Party of such election and the other Party shall, and shall cause its Affiliates to, reasonably cooperate with such Party in this regard. [*]

10.4 Patent Costs. Except as otherwise stated herein, each Party shall be solely responsible, without reimbursement from the other Party, for any Patent Costs it may incur.

10.5 Patent Enforcement Rights.

(a) Notification of Infringement. If either Party reasonably suspects or learns of any actual or alleged infringement by a Third Party of the GNE Patents or Joint Patents, such Party shall promptly notify the other Party and shall provide such other Party with any available evidence of such infringement.

(b) Enforcement.

(i) In the event of any actual or alleged infringement in the Territory of a Patent within the GNE Patents listed in Section B.2 of Exhibit B, GNE shall have the right, but not the obligation, to attempt to remove such infringement by commercially appropriate steps, including filing an infringement suit or taking other similar action. If required by law in order for GNE to take such actions or prosecute such suit, TM shall join with GNE as a party, and GNE shall reimburse TM for reasonable costs incurred by TM with respect to such joinder.

(ii) In the event of any actual or alleged infringement in the Territory of a Patent within the GNE Patents listed in Section B.1 of Exhibit B, GNE shall have the first right, but not the obligation, to attempt to remove such infringement by commercially appropriate steps, including filing an infringement suit or taking other similar action. If required by law in order for GNE to take such actions or prosecute such suit, TM shall join with GNE as a party, and GNE shall reimburse TM for reasonable costs incurred by TM with respect to such joinder.

(iii) In the event of any actual or alleged infringement of a Joint Patent in the Territory, TM shall have the first right, but not the obligation, to attempt to remove such infringement by commercially appropriate steps, including placing the alleged infringing party or

*	This provision is the subject of a Confidential Treatment Request.

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parties on notice, negotiating with the alleged infringer(s) for discontinuance of the allegedly infringing acts, filing an infringement suit or taking other similar action. If required by law in order for TM to take such actions or prosecute such suit, GNE shall join with TM as a party, and TM shall reimburse GNE for reasonable costs incurred by GNE with respect to such joinder.

(iv) If either Party fails within [*] months following notice of actual or alleged infringement to take commercially appropriate steps with respect to such infringement of a Joint Patent or a Patent within the GNE Patents listed in Section B.1 of Exhibit B, as applicable, (taking into account the likelihood that such infringement will have a material adverse effect on the sale of Licensed Products in the Territory either immediately or in the future) or otherwise indicates to the other Party in writing that the Party does not intend to take such steps, the other Party shall have the right to take commercially appropriate steps with respect to such infringement, including filing of an infringement suit (and if required by law in order for a Party to prosecute such suit, the other Party shall join such suit as a party, and the prosecuting Party shall reimburse the joining Party for reasonable costs incurred by the joining Party with respect to such joinder) or taking other similar action; provided however, that if such Party has commenced negotiations with an alleged infringer for discontinuance of such infringement within such [*] month period, such Party shall have an additional [*] months to conclude its negotiations before the other Party may take action with respect to such infringement. The Party not enforcing the applicable GNE Patent or Joint Patent shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available at reasonable business hours, subject to the enforcing Party’s reimbursement of any reasonable expenses incurred by the non-enforcing Party. Any damages or other monetary awards recovered pursuant to this Section 10.5(b) shall be allocated first to the costs and expenses of the enforcing Party, then to the costs and expenses, if any, of the other Party. Any amounts remaining shall be allocated [*] to the enforcing Party and then prorated according to the infringement for which the damages are intended to compensate, as follows: any damages awarded to compensate for sales of Licensed Products shall be allocated to TM (and such amounts shall be considered Net Sales for the purposes of Royalty calculations hereunder); any damages awarded to compensate for infringing activities outside of the Field with respect to the GNE Patents shall be allocated to GNE; and any damages not so otherwise allocated shall be allocated to the enforcing Party.

(c) Settlement with a Third Party. The Party that controls the prosecution of a given claim with respect to a Licensed Product shall also have the right to control settlement of such claim; provided however, that no settlement shall be entered into without the written consent of the other Party if such settlement would materially and adversely affect the interests of such other Party.

10.6 Infringement of Third Party Rights. In the event that a Third Party institutes a Patent infringement suit against TM or its Affiliates or sublicensees during the term of this Agreement, alleging that the research, Development, Manufacture, use, or sale of IGF-I or a Licensed Product in accordance with this Agreement infringes the intellectual property rights held by such Third Party, then TM shall have the first right, but not the obligation, at its sole cost and expense, to assume direction and control of the defense of claims arising therefrom (including the right to settle such claims at its sole discretion). In such case, GNE shall, and shall cause its Affiliates to, at GNE’s own cost and expense, use all reasonable efforts to assist and cooperate in connection with the defense of such suit.

*	This provision is the subject of a Confidential Treatment Request.

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ARTICLE XI

REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1 Representations, Warranties and Covenants of Each Party. Each of the Parties hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

(a) Such Party has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder and has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

(b) All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with this Agreement have been obtained.

(c) The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable law or regulation or any provision of articles of incorporation, bylaws or limited partnership agreement of such Party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

(d) Such Party will not at any time after the Effective Date enter into any agreements with any Third Party that would conflict with any of the licenses granted to the other Party in this Agreement.

11.2 Intentionally deleted

11.3 Additional Warranties by GNE. GNE represents and warrants to TM that it has not intentionally concealed from TM knowledge of the existence of patents not licensed to TM hereunder owned or Controlled by a Third Party or by Third Parties under which GNE had taken a license and which are necessary for the Manufacture of IGF-I under the “10K/1K” process.

11.4 Disclaimer of Warranty of Non-Infringement. GNE specifically disclaims any warranty that the research, Development, modification, enhancement, improvement, Manufacture, use, importation, exportation, offering for sale or sale of a Licensed Product does not infringe the Patents or other intellectual property rights of any Third Party. GNE will use reasonable efforts to ascertain whether there exist any patents not licensed to TM hereunder owned or Controlled by a Third Party or by Third Parties under which GNE had taken a license and which are necessary for the Manufacture of IGF-I under the “10K/1K” process. Notwithstanding the foregoing, TM understands that it is TM’s sole responsibility to ultimately determine whether the Manufacture of IGF-I may infringe the Patents or other intellectual property rights of any Third Party.

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11.5 Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates, provided however, that each Party shall remain responsible and be the guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

ARTICLE XII

INFORMATION AND REPORTS

12.1 Complaints. To the extent reasonably necessary for the other Party to comply with all legal or regulatory requirements that may be imposed upon such Party, each Party shall maintain a record of all complaints it receives with respect to any Licensed Product in the Territory and to the extent applicable to the other Party’s research, Development or commercialization of a Licensed Product either under this Agreement, or under the U.S. Agreement, shall notify the other Party of any complaint received by it in sufficient detail and within five (5) business days after such receipt (or such shorter time if reasonably necessary to allow such other Party to comply with any and all such legal or regulatory requirements that may be imposed upon it as a result of such complaint).

12.2 IND and BLA Maintenance; Adverse Drug Events. The Parties recognize that the holders of an IND and/or BLA are required to submit information and file reports, including without limitation adverse events reports and annual reports, to the FDA and/or an FRA on compounds under clinical investigation or licensed for market. Of particular importance, information must be submitted at the time of initial filing for investigational use in humans and at the time of a request for market approval of a new drug. In addition, supplemental information must be provided on compounds at periodic intervals and adverse drug experiences must be reported at more frequent intervals depending on the severity of the experience. Consequently, each Party agrees, to the extent applicable to the other Party’s research, Development or commercialization of a Licensed Product either under this Agreement or under the U.S. Agreement to:

(a) subject, as applicable, to Section 3.2(d), provide to the other for initial and/or periodic submission to government agencies significant information on the active pharmaceutical ingredient therein (the “API”) from preclinical laboratory, animal toxicology and pharmacology studies;

(b) provide adverse drug experience reports from clinical trials and commercial experiences with the API;

(c) in connection with investigational products containing the API, report to the other within three (3) days of the initial receipt of a report of any unexpected or serious experience therewith, or sooner if required for either Party to comply with regulatory requirements; and

(d) in connection with marketed products containing the API, report to the other within five (5) business days of the initial receipt of a report of any adverse experience therewith that is serious and unexpected, or sooner if required for either Party to comply with regulatory requirements. Serious adverse experiences mean any experience that suggests a significant hazard, contraindication, side effect or precaution, or any experience that is fatal or life threatening, is permanently disabling, requires or prolongs inpatient hospitalization, or is a congenital anomaly, cancer, or overdose. An unexpected adverse experience is one not identified in nature, specificity,

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severity or frequency in the current investigator brochure or the applicable labeling(s) for the drug in the Territory.

Each Party also agrees that if it contracts with a Third Party for research to be performed by such Third Party on the applicable product containing the API, that Party agrees to require such Third Party to report to contracting Party the information set forth in subparagraph (a), (b), (c) and (d) above. The Parties agree and understand that none of the foregoing provisions of this Section 12.2 relieve, or are intended to interfere with, each Party’s legal obligations to report adverse events.

ARTICLE XIII

TERM AND TERMINATION

13.1 Term. This Agreement shall commence as of the Effective Date and, unless earlier terminated in accordance with Section 13.3 or 13.4, shall continue until the expiration of all royalty obligations of the Parties under Sections G.2 and G.3. Upon expiration (but not on earlier termination, except as provided in Section 13.5 below) the rights and licenses granted under Sections F.1 and F.2 shall survive on a fully paid, royalty free basis.

13.2 Intentionally deleted

13.3 Termination for Material Breach. If either Party materially breaches this Agreement at any time, which breach is not cured within sixty (60) days (the “Cure Period”) of written notice thereof from the non-breaching Party, the non-breaching Party shall have the right, at its sole option and in addition to any other remedies available to it by law or in equity, to terminate this Agreement and the licenses contemplated herein in whole or in part upon notice to the breaching Party; provided however, that any right to terminate under this Section 13.3 shall be stayed and the Cure Period tolled in the event that, during any Cure Period, the Party alleged to have been in default shall have initiated dispute resolution in accordance with Article XV with respect to the alleged default, which stay and tolling shall last so long as the initiating Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.

13.4 Termination by TM. This Agreement may be terminated by TM, in its sole discretion, upon sixty (60) days prior written notice to GNE.

13.5 Consequences of Termination.

(a) Upon any termination of this Agreement by GNE in accordance with Section 13.3, or upon any termination of this Agreement by TM in accordance with Section 13.4, the licenses granted to TM under Article II shall terminate and TM shall return to GNE any GNE Know-how, preclinical and clinical data, assays and associated materials, and protocols and procedures; provided that TM shall have the right to retain the same for use under the terms of the U.S. Agreement, but only to the extent it has the right to use such materials pursuant to the U.S. Agreement. If the termination of this Agreement was by GNE in accordance with Section 13.3, the transfer costs associated with the activities described above in this Section 13.5(a) shall be borne by TM. If the termination of this Agreement was by TM in accordance with Section 13.4, such transfer costs shall be borne by GNE. Subject to any rights and licenses granted to a sublicensee that survive

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pursuant Section 13.6 below, in exchange for a royalty on sales of products that contain IGF-I by GNE or its Affiliates or sublicensees, such royalty to be negotiated in good faith between the Parties taking into account the value contributed by TM to such product shall be within the range of [*] (as calculated in accordance with Section 1.53 for GNE, its Affiliates and sublicensees) plus any Third Party Payments (as defined below), TM shall, in each case to the extent directly related to the subject matter of the GNE Patents and/or GNE Know-How in the Field, (1) provide GNE with copies of any existing TM Know-how, preclinical and clinical data, assays and associated materials, and protocols and procedures, (2) grant, and hereby is deemed to grant, a non-exclusive license to GNE to use, sell, manufacture, offer for sale, import and export such IGF-I under any TM Patents and/or TM Know-how (as of the effective date of such termination), (3) allow GNE to cross-reference any INDs, BLAs, clinical data or other submissions filed with any FRA hereunder and provide GNE with copies of any FRA Documentation and (4) grant GNE exclusive rights to use any Licensed Trademarks filed in connection with any Licensed Products, to the extent such Licensed Trademarks are specific to one or more such Licensed Products and not generally associated with any other product of TM (or its Affiliates or their sublicensees) or containing an element of the TM tradename, in each case solely for purposes of using, selling, offering for sale, importing or exporting such products containing IGF-I in the Territory. To the extent TM is obligated to pay any amounts to a Third Party under any TM Patents which are licensed to TM by, or co-owned by, such Third Party based on GNE’s exercise of any of the foregoing rights, GNE shall be solely responsible for such amounts (collectively, “Third Party Payments”). GNE shall reimburse TM for its actual expenses incurred in performing the activities set forth in the preceding sentence. TM shall effectuate all of the transfer activities noted in this Section 13.5 above in a timely and orderly fashion so as to preserve the value of what is being transferred in all material respects. In the event the Parties are not able to reach an agreement as to the appropriate milestone and/or royalty set forth above, the matter shall be determined in accordance with Article XV.

(b) Upon any termination of this Agreement by TM in accordance with Section 13.3, in addition to the Sections set forth in Section 13.7 below, the rights granted to TM pursuant to Section F.1 (subject to Sections F.3 and F.4) shall survive such termination, and Sections G.2, G.3, G.4, G.5, G.6, G.7 and G.8 shall also survive such termination.

(c) Upon any termination of this Agreement, each party, at the request of the other, shall transfer to the other Party all Confidential Information of the other Party that is in its possession or control and to which the returning Party does not retain rights hereunder (except one copy of such Confidential Information, which may be retained by such Party’s legal counsel for archival purposes).

13.6 Sublicense survival. Upon termination of this Agreement for any reason, at GNE’s reasonable discretion, GNE shall elect on a sublicensee-by-sublicensee basis: (i) any sublicense granted by TM to such sublicensee in accordance with F.3 hereunder shall survive, provided that upon request by GNE, the applicable sublicensee promptly agrees in writing to be bound by the applicable terms of this Agreement, including the applicable payment provisions in Exhibit G; or (ii) GNE shall execute a written agreement with the applicable sublicensee expressly granting a direct license from GNE to such sublicensee under the GNE Know-how and GNE Patents of the

*	This provision is the subject of a Confidential Treatment Request.

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same scope, to the extent not inconsistent with the terms of this Agreement, granted to such sublicensee by TM hereunder and on the identical terms and conditions as set forth in this Agreement, as applicable. Notwithstanding the foregoing, GNE shall have no such obligation under this Section 13.6 to any sublicensee to the extent the acts or omissions of such sublicensee resulted in a termination by GNE of this Agreement pursuant to Section 13.3.

13.7 Surviving Rights. Articles/Sections 1, 9, 10, 13.5(a), 13.5(c), 13.6, 13.7, 13.8, 14, 15, and 16 and the rights and obligations contained therein shall survive the termination or expiration of this Agreement for any reason. In addition: in the event of a termination of this Agreement by TM in accordance with Section 13.3, certain additional sections shall survive as set forth in Section 13.5(b); upon an expiration (not termination) of this Agreement, certain additional rights shall survive as set forth in Section 13.1; and, to the extent payments hereunder have accrued and remain unpaid as of the effective date of any termination, it is understood that Exhibit G shall survive to govern such owed payments.

13.8 Accrued Rights. Termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve either Party from obligations, which are expressly indicated to survive termination or expiration of the Agreement in Section 13.7.

ARTICLE XIV

PRODUCT LIABILITY, INDEMNIFICATION AND INSURANCE

14.1 Intentionally deleted

14.2 Indemnification by GNE. Subject to the conditions set forth in Section 14.4, GNE agrees to defend, at its own cost and expense, and to indemnify and hold harmless TM and its Affiliates, and their respective directors, officers, employees and agents (the “TM Indemnified Parties”) from and against any Liability arising out of any negligent act, omission or willful misconduct by GNE or any of its Affiliates or sublicensees. In the event of any such claim against the TM Indemnified Parties by any Third Party, TM shall promptly notify GNE in writing of the claim and GNE shall manage and control, at its sole cost and expense, the defense of the claim and its settlement. TM’s failure to provide such notice to GNE shall constitute a waiver of GNE’s indemnification obligations under this Section 14.2 if, and only if, GNE is materially damaged by such failure. The TM Indemnified Parties shall cooperate with GNE and may, at their option and expense, be represented in any such action or proceeding. GNE shall not be liable for any litigation costs or expenses incurred by the TM Indemnified Parties without GNE’s prior written authorization. In addition, GNE shall not be responsible for the indemnification of any TM Indemnified Party arising from any negligent or other wrongful acts by any such TM Indemnified Party or any other TM Indemnified Party. For the purposes of this Article XIV, “Liability” shall mean losses, liabilities, costs, expenses (including reasonable attorneys’ fees), claims (including, without limitation, claims for bodily or personal injury or property damage), penalties, judgments and/or other damages. For the avoidance of doubt, “Liability” shall not include any losses, liabilities, costs, expenses (including reasonable attorneys’ fees), claims (including, without limitation, claims for

TM-GNE INTERNATIONAL LICENSE AND COLLABORATION AGREEMENT	24

bodily or personal injury or property damage), penalties, judgments and/or other damages otherwise allocated in any other Section of this Agreement.

14.3 Indemnification by TM. Subject to the conditions set forth in Section 14.4, TM agrees to defend, at its own cost and expense, and to indemnify and hold harmless GNE and its Affiliates, and their respective directors, officers, employees and agents (the “GNE Indemnified Parties”) from and against any Liability arising out of (a) any claim relating to personal injury resulting from the Development, Manufacture, use, sale or other disposition of any Licensed Product by TM or any of its Affiliates or sublicensees and/or (b) any negligent act, omission or willful misconduct by TM or any of its Affiliates or sublicensees. In the event of any such claim against the GNE Indemnified Parties by any Third Party, GNE shall promptly notify TM in writing of the claim and TM shall manage and control, at its sole cost and expense, the defense of the claim and its settlement. GNE’s failure to provide such notice to TM shall constitute a waiver of TM’s indemnification obligations under this Section 14.3 if, and only if, TM is materially damaged by such failure. The GNE Indemnified Parties shall cooperate with TM and may, at their option and expense, be represented in any such action or proceeding. TM shall not be liable for any litigation costs or expenses incurred by the GNE Indemnified Parties without TM’s prior written authorization. In addition, TM shall not be responsible for the indemnification of any GNE Indemnified Party arising from any negligent or other wrongful acts by such GNE Indemnified Party or any other GNE Indemnified Party.

14.4 Indemnification Procedure.

(a) Each indemnified Party agrees to give the indemnifying Party written notice, as soon as is practicable, but in any event within thirty (30) days if possible, of any Liability or the discovery of fact upon which such indemnified party intends to base a request for indemnification under Section 14.2 or 14.3.

(b) Each Party shall furnish promptly to the other Party copies of all papers and official documents received in respect of any Liability. The indemnified Party shall cooperate with the indemnifying Party, at the indemnifying Party’s expense, in providing witnesses and records necessary in the defense against any Liability.

(c) With respect to any Liability relating solely to the payment of money damages and that will not result in the indemnified Party’s becoming subject to injunctive or other relief, contains an admission of guilt or other responsibility or liability or otherwise adversely affecting the business of the indemnified party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the indemnified Party hereunder, the indemnifying Party shall have the sole right to defend, settle, or otherwise dispose of such claim, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate.

(d) With respect to all other Liability, the indemnifying Party shall obtain the written consent of the indemnified Party, which shall not be unreasonably withheld, prior to ceasing to defend, settling, or otherwise disposing thereof.

TM-GNE INTERNATIONAL LICENSE AND COLLABORATION AGREEMENT	25

(e) The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by the indemnified Party that is reached without the written consent of the indemnifying Party.

(f) Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by any indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the indemnified Party.

14.5 Limitation on Damages. EXCEPT WITH RESPECT TO DAMAGES ACCRUING UNDER SECTIONS 14.2 OR 14.3, AS APPLICABLE, IN NO EVENT SHALL A PARTY OR ANY OF ITS AFFILIATES OR SUBLICENSEES BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (A) THE DEVELOPMENT, MANUFACTURE, USE OR SALE OF ANY PRODUCT OR COMPOUND DEVELOPED, MANUFACTURED OR MARKETED HEREUNDER OR (B) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT. For the avoidance of doubt, any direct damages under the U.S. Agreement arising out of a Party’s breach or failure to perform any of the provisions of this Agreement, shall be deemed to be direct damages arising under this Agreement.

14.6 Insurance. Each Party shall have and maintain such type and amounts of liability insurance covering the Development, Manufacture, supply, use, and sale, (as applicable to such Party) of IGF-I and the Licensed Products as is normal and customary in the pharmaceutical industry generally for parties similarly situated, with a minimum combined single limit per occurrence for products liability as follows: (a) a minimum limit of [*] at all times; (b) a minimum limit of [*] for any period during which a Party is conducting a clinical trial(s) with any Licensed Product (c) a minimum limit of [*] for any period during which a Party is selling any Licensed Product(s). This insurance shall also include contractual liability, and shall be carried with insurance companies with a Best rating of A-XII or better by Genentech, and A-VII or better by Tercica. If carried under a claims made form, this insurance shall be carried by each Party for a minimum of ten (10) years following the termination of this Agreement. Upon request, each Party shall provide the other Party with a copy of its policies of insurance, or a certificate of insurance in that regard, along with any material amendments and revisions thereto. Each Party shall name the other Party as an additional insured on the insurance policies discussed in this section. Notwithstanding the foregoing, TM shall not be required to obtain or maintain product liability insurance until the earlier of a) the commencement of TM’s first clinical trial using a Licensed Product or b) TM commencing supply of Licensed Product to any Third Party for human use.

*	This provision is the subject of a Confidential Treatment Request.

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ARTICLE XV

DISPUTE RESOLUTION

15.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article XV if and when a dispute arises under this Agreement. Nothing in this Section shall, however, prevent a Party from seeking injunctive relief in any court of competent jurisdiction if such Party reasonably believes that otherwise complying with this Section would cause it irreparable harm.

Any disputes relating to the relationship between the Parties established hereunder shall be first referred to the Chief Executive Officer of TM and a senior officer of GNE (at no less than vice-president level) designated by GNE as responsible for resolving disputes at any time after such dispute has arisen and either Party believes that there has been sufficient discussion of the matter at the operational level. The senior officers shall in good faith attempt to resolve the dispute presented to them. If, however, the senior officers are unable to resolve such a dispute within [*] days of being requested by a Party to resolve the dispute, either Party may, by written notice to the other, invoke the provisions of Section 15.2. Any statute of limitations or similar time periods shall be tolled during such period.

15.2 Arbitration. The Parties agree that any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination, enforceability or invalidity thereof, shall be resolved through negotiation. If a dispute arises between the parties, and if said dispute cannot be resolved pursuant to Section 15.1, however, then any such dispute, controversy or claim arising out of or relating to any provision of this Agreement, including, without limitation, the interpretation, enforceability, performance, breach, termination or validity hereof, including, without limitation, this arbitration clause, shall be solely and finally settled by arbitration in the manner specified in this Section 15.2. All arbitration proceedings shall be conducted in the San Francisco Bay Area or such other location as is mutually agreed to by the Parties. The arbitration proceedings shall be conducted under the procedural rules of the American Arbitration Association or such other forum as is mutually agreed to by the Parties. The Party requesting arbitration shall serve upon the other Party a written demand for arbitration stating the substance of the controversy, dispute or claim, and the contention of the Party requesting arbitration. Within sixty (60) days after the demand, the Parties shall select three (3) arbitrators as follows: each Party shall designate one arbitrator, and those two arbitrators shall designate a third. The decision of the arbitrators shall be in writing setting forth the basis therefor. The arbitrators shall have the authority to award such remedies as they believe are appropriate in the circumstances, including, but not limited to, compensatory damages, interest, tort damages (but not consequential and incidental damages or punitive or similar damages) and specific performance and other equitable relief. The Parties shall abide by the award rendered in such arbitration proceeding, and such award may be entered, enforced and executed upon in any court having jurisdiction over the Party against whom enforcement of such award is sought. The Parties

*	This provision is the subject of a Confidential Treatment Request.

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shall divide equally the administrative charges, arbitrators’ fees and related expenses of arbitration, but each Party shall pay its own attorney’s fees incurred in connection with such arbitration; provided however, if the arbitrators specifically determine that one Party prevailed clearly and substantially over the other Party, then the arbitrators may require that the non-prevailing Party shall also pay the prevailing Party’s reasonable attorney’s fees and expert witness costs and arbitration costs.

15.3 Injunctive Relief. Each Party acknowledges and agrees that nothing in this Article XV shall prevent a Party from seeking injunctive relief in a court of law if such Party reasonably believes that complying with the dispute resolution procedures set forth herein would cause it irreparable harm.

ARTICLE XVI

MISCELLANEOUS

16.1 Exports. The Parties acknowledge that the export of technical data, materials and products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls that are beyond the reasonable control of either Party. Each Party agrees not to export or reexport, directly or indirectly, any technical data, information or products generated under this Agreement in violation of any governmental regulations and to obtain similar covenants from their Affiliates, sublicensees and contractors with respect to the subject matter of this Agreement.

16.2 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any Section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of the Bankruptcy Code licenses of rights of “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

16.3 Assignment. Neither Party may sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided however, that:

(a) either Party may assign any of its rights under this Agreement to any Affiliates and may delegate its obligations under this Agreement to any Affiliates; provided however, that any such assignment shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement; and

(b) either Party may assign all of its rights and obligations under this Agreement in connection with a merger or similar reorganization or the sale of all or substantially all of its assets without the prior written consent of the other Party, or otherwise with the prior written consent of the other Party.

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Any attempted assignment or delegation in violation of this Section 16.3 shall be void and of no effect. All validly assigned and delegated rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of GNE or TM, as the case may be. If either Party seeks and obtains the other Party’s consent to assign or delegate its rights or obligations to a Third Party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

16.4 Force Majeure. No failure or omission by the Parties in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the Parties, including, without limitation, the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; flood; storm; earthquake; accident; acts of war or terrorism; rebellion; insurrection; riot; and invasion and provided that such failure or omission resulting from one of the foregoing causes is cured as soon as practicable after its occurrence.

16.5 Independent Contractors. It is understood and agreed that the relationship between the Parties is that of independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither GNE, on the one hand, nor TM, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, that shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

16.6 Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

16.7 Notices. All notices or other communications required or permitted hereunder shall be in writing and delivered personally or by facsimile transmission (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by nationally-recognized overnight courier service, addressed as follows:

If to TM, to:	Tercica Medica, Inc.
651 Gateway Boulevard, Suite 950
South San Francisco, California 94080
Attention: John Scarlett
Facsimile: (650) 624-4930

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If to GNE, to:	Genentech, Inc.
1 DNA Way
South San Francisco, CA 94080
Attention: Corporate Secretary
Facsimile: (650) 952-9881

With a copy to:

Genentech, Inc.
1 DNA Way
South San Francisco, California 94080
Attention: Vice President, Business Development
Facsimile: (650) 225-3009

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication shall be deemed to have been given (a) when delivered, if personally delivered or sent by facsimile transmission on a business day; (b) on the business day after dispatch, if sent by nationally-recognized overnight courier; and (c) on the third business day following the date of mailing, if sent by mail. It is understood and agreed that this Section 16.7 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, under the terms of the Agreement.

16.8 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

16.9 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by applicable law, (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the parties as nearly as may be possible, and (b) the parties agree to use their best efforts to negotiate a provision, in replacement of the provision held invalid, illegal or unenforceable, that is consistent with applicable law and accomplishes, as nearly as possible, the original intention of the parties with respect thereto. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

16.10 Entire Agreement; Modifications. Except with respect to the U.S. Agreement, and the Parties rights and obligations thereunder, this Agreement, including all Exhibits or appendices attached hereto which are hereby incorporated herein by reference, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter and the Territory hereof. Except with respect to the U.S. Agreement, and the Parties rights and obligations thereunder, there are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter hereof other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the

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Parties. For clarity, other than for a material breach by TM or its sublicensee under this Agreement which is, or results in, a material breach under the U.S. Agreement (as set forth therein), it is understood and agreed that the termination of this Agreement for any reason shall not affect the U.S. Agreement; and likewise, other than for a material breach by TM or its sublicensee under the U.S. Agreement (as set forth therein) which is, or results in, a material breach under this Agreement, the termination of the U.S. Agreement for any reason shall not affect this Agreement.

16.11 Governing Law. This Agreement shall be governed and interpreted in accordance with the substantive laws of the State of California notwithstanding the provisions governing conflicts of laws under such law of the State of California to the contrary, provided that matters of intellectual property law shall be determined in accordance with the national intellectual property laws relevant to the intellectual property in question.

16.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

TERCICA MEDICA, INC.		GENENTECH, INC.

By:	/s/ Tim Lynch	By:	/s/ Joseph McCracken

	Name: Tim Lynch Title: Chief Financial Officer		Name: Joseph McCracken Title: V.P., Business Development

By:	/s/ Ross G. Clark

Name: Ross G. Clark Title: Chairman, Board of Directors

TM-GNE INTERNATIONAL LICENSE AND COLLABORATION AGREEMENT

EXHIBIT A

Excluded Indications

Closed traumatic injury to head

Open traumatic injury to head

Traumatic or crush injury to spinal cord

Birth asphyxia

Perinatal asphyxia

In utero asphyxia

Toxic injury to brain

Near drowning

Acute meningitis (viral or bacterial)

Post cardiac bypass surgery

Post extra corporeal membrane oxygenation

Anaesthetic maladventure

Carbon monoxide poisoning

Status epilepticus

Apparent life-threatening event of infancy (near-miss cot death)

Asphyxiation

Acute Encephalomyelitis

Multiple Sclerosis

TM-GNE INTERNATIONAL LICENSE AND COLLABORATION AGREEMENT

EXHIBIT B

GNE Patents

[*]

*	This provision is the subject of a Confidential Treatment Request.

TM-GNE INTERNATIONAL LICENSE AND COLLABORATION AGREEMENT	B-1

EXHIBIT C

Intentionally deleted

TM-GNE INTERNATIONAL LICENSE AND COLLABORATION AGREEMENT

EXHIBIT D

Intentionally Deleted

TM-GNE INTERNATIONAL LICENSE AND COLLABORATION AGREEMENT

EXHIBIT E

Intentionally deleted

TM-GNE INTERNATIONAL LICENSE AND COLLABORATION AGREEMENT

EXHIBIT F

Licenses and Restrictive Covenants

F.1. Licenses To TM.

(a) Exclusive Licenses. Subject to subsections (c), (d), (e) and (f) below and to the other terms and conditions of this Agreement, GNE hereby grants to TM an exclusive license under GNE’s interest in the GNE Patents and GNE Know-how to research, Develop, modify, enhance, improve, use, have used, offer for sale, import, have imported, sell, and have sold Licensed Products in the Field within the Territory.

(b) Non-exclusive Licenses. Subject to subsections (c), (d), (e) and (f) below and to the other terms and conditions of this Agreement, GNE hereby grants to TM a non-exclusive license under GNE’s interest in the GNE Patents and GNE Know-how (i) to Manufacture, make, have made, and export the Licensed Products either or both in the Territory or in the United States for use and sale in the Field in the Territory and (ii) to conduct or have conducted clinical trials either or both in the Territory or in the United States for the purpose of supporting Development of Licensed Products in the Field in the Territory. Notwithstanding the foregoing, GNE agrees and covenants that it will not sell, or license or authorize any Affiliate or Third Party to sell, except as permitted herein or as TM may agree, IGF-I or any product containing IGF-I for the Field in the Territory.

(c) Option to Surrender Rights Under the BP3 Patents. At any time during the Term of this Agreement, TM may surrender its rights under the BP3 Patents back to GNE by providing GNE with written notice. Upon receipt by GNE of such notice, the definitions of “GNE Patents”, “Field” and “Licensed Product” shall be deemed amended so as to delete the rights under the BP3 Patents from the licenses granted to TM under this Agreement and any other sections hereunder referring to rights, implicitly or explicitly, under the BP3 Patents shall also be deemed appropriately amended. Except with respect to those payments by TM accrued and owing to GNE as of the date TM surrenders its rights under the BP3 Patents back to GNE, any additional payments to be made under this Agreement with respect to IGF-I combined with BP3 shall be cancelled and TM shall have no further obligation to make such additional payments effective as of the effective date of such surrender of rights.

(d) BP3 as a Stand Alone Therapeutic. Nothing in this Section F.1 or elsewhere in this Agreement shall be interpreted 1) as granting rights to TM to research, Develop, modify, enhance, improve, use, have used, offer for sale, import, have imported, sell, have sold, Manufacture, make, have made, and/or export products containing BP3 for use as a stand alone therapeutic (i.e., not combined with IGF-I) or BP3 combined with any ingredient other than IGF-I or 2) as prohibiting GNE from licensing to an Affiliate and/or to any Third Party(ies) such rights and/or from engaging in such activities itself. Notwithstanding the foregoing, it is understood that TM may Manufacture or have Manufactured BP3 if it is to be used or sold in combination with IGF-I and TM may engage in toxicity trials using BP3 alone (and any other activities relating to BP3) as required by the FDA for Approval of a Licensed Product consisting of IGF-I combined with BP3.

TM-GNE INTERNATIONAL LICENSE AND COLLABORATION AGREEMENT

(e) Limitation on Commercializing Licensed Products for Diabetes. Notwithstanding the license grants set forth in this Section F.1 or elsewhere in this Agreement, TM covenants that, with respect to Diabetes in the Territory, TM shall not (i) market, sell, offer for sale or have sold IGF-I for which the manufacture, use or sale would infringe, if not for the licenses granted herein, one or more Valid Claims of a GNE Patent, or (ii) market, sell, offer for sale or have sold IGF-I that was manufactured or for which approval was received using the GNE Know-how, unless and until TM enters into a written agreement with [*] granting TM the right to market, sell, offer for sale or have sold Licensed Products for Diabetes in the Territory. The Parties agree and acknowledge that TM shall be free to market, sell, offer for sale or have sold Licensed Products for Diabetes in the Territory after entering into such an agreement with [*]. Notwithstanding the foregoing restriction and for the avoidance of doubt, TM shall have the right to research, Develop, modify, enhance, improve, use, have used, import and have imported Licensed Products for Diabetes within the Territory.

(f) Retained Licenses. Notwithstanding the license grants set forth in this Section F.1 or elsewhere in this Agreement, GNE retains a non-assignable (except as provided in Section 16.3) right under the GNE Patents and GNE Know-how solely for purposes of performing in vitro research and Development activities with respect to IGF-I in the Field. For clarity, nothing in this Section F.1(f) is intended to create a right for GNE to sell, offer for sale, market or promote any product containing IGF-I in the Field.

F.2. Intentionally deleted

F.3. Sublicenses. Subject to Section 16.3, TM may only sublicense any or all of the rights granted it under Section F.1 above to any Affiliate, Third Party or Third Parties with the prior written notice to and consent of GNE of such Affiliate or Third Party as a sublicensee, such consent by GNE to such written notice to be timely and GNE’s consent not to be unreasonably withheld as follows. In the event that TM intends to grant any such sublicense hereunder, it shall provide written notice identifying the proposed sublicensee and GNE shall have [*] days from receipt of such notice to approve such sublicensee or reject such sublicensee by written notice to TM specifying its reasonable good faith concerns related to such sublicensee. If GNE approves such sublicensee or fails to so reject such sublicensee within such [*]-day period, TM may grant a sublicense to such sublicensee at any time during the following [*]-month period, without further consent from GNE. In no event shall TM’s grant of a sublicense to an Affiliate or Third Party alter TM’s rights or obligations hereunder.

F.4. Covenant regarding non-commercialization of IGF-I/GH. Notwithstanding the licenses granted in this Article II, both GNE and TM agree and covenant that neither Party will, without the other Party’s prior written consent:

(a) engage in human clinical development, market or sell any product containing either IGF-I, or IGF-I combined with BP3, complexed or combined in any manner with any form of GH; or

*	This provision is the subject of a Confidential Treatment Request.

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(b) license the rights to engage in the activities set forth in Subsection F.3 (a) immediately above to any Affiliate or Third Party.

Nothing in this Section F.3 shall be interpreted as prohibiting GNE from marketing and/or selling its growth hormone products and IGF-I (as permitted under this Agreement) separately, even if such activities result in both products being prescribed on one or more occasion to the same patient(s), provided GNE does not actively market the products to be used in combination with each other without TM’s prior written consent.

F.5. Right to first negotiation for Excluded Indications. In the event at any time after the Effective Date GNE (a) possesses, acquires, or regains rights to Develop, Manufacture, have made, sell, offer for sale, use, export and/or import IGF-I for the Excluded Indications and (b) desires to license such rights under its Control to another party, GNE agrees that it will provide TM with a first right of negotiation in and to such rights, provided however that nothing in this Section shall prevent GNE from entering into license agreements with the Third Parties that have rights in and to IGF-I for the Excluded Indications prior to the Effective Date.

TM-GNE INTERNATIONAL LICENSE AND COLLABORATION AGREEMENT	F-3

EXHIBIT G

Payments and Equity Issuances

G.1. Milestone Payments and Equity Issuances.

(a) Payments and Equity Issuances. As partial consideration for the licenses and other rights granted to TM herein, TM agrees to:

(i) (A) within [*], pay to GNE [*] as partial consideration for the rights set forth herein relating to IGF-I and (B) within [*] of the Effective Date, as partial consideration for the rights set forth herein relating to IGF-I combined with BP3, pay to GNE [*];

(ii) within ninety (90) days following FRA Approval of a Licensed Product for the treatment of the Initial Indication by an FRA in a Major Market, pay to [*];

(iii) within ninety (90) days following FRA Approval of a Licensed Product that does not contain BP3 for a Major Indication by an FRA in a Major Market, pay to GNE [*];

(iv) within ninety (90) days following TM’s achievement of an aggregate of [*] in Net Sales of Licensed Products that do not contain BP3, pay to GNE [*];

(v) within ninety (90) days following FRA Approval of a Licensed Product that does contain BP3 for an Indication by an FRA in a Major Market, pay to GNE [*]; and

(vi) within ninety (90) days following TM’s achievement of an aggregate of [*] in Net Sales of Licensed Products that do contain BP3, pay to GNE [*].

The Parties understand and agree that all of the milestones set forth in this Section G.1 shall each be paid only once, on the first occurrence of such an event.

G.2. Royalties Payable to GNE for Sales by TM of Licensed Products.

(a) Royalty on Licensed Products that do not Contain BP3 With Valid Claims and Without Market Competition. With respect to each Licensed Product that does not contain BP3 sold by TM or its permitted Sublicensees in each jurisdiction of the Territory (i) for which the manufacture, use or sale would infringe, if not for the licenses granted herein, one or more Valid Claims of a GNE Patent applicable in that jurisdiction and (ii) for which there is no Market Competition in that jurisdiction during a particular Calendar Quarter in a Calendar Year, as partial consideration for the licenses and other rights granted to TM herein, TM shall pay GNE a royalty based on aggregate Net Sales by TM of such Licensed Product for such Indications during each Calendar Year, in accordance with the following: [*]

For the purpose of determining whether the manufacture, use or sale of a Licensed Product sold by TM or its permitted Sublicensees in any jurisdiction within the Territory would infringe, if

*	This provision is the subject of a Confidential Treatment Request.

TM-GNE INTERNATIONAL LICENSE AND COLLABORATION AGREEMENT

not for the licenses granted herein, one of more Valid Claims of a GNE Patent, any Licensed Product not manufactured within the jurisdiction in which use or sale of that Licensed Product occurs shall be deemed to have been manufactured in that jurisdiction.

(b) Royalty on Licensed Products that do not Contain BP3 With Valid Claims and Market Competition. With respect to each Licensed Product that does not contain BP3 sold by TM or its permitted Sublicensees in each jurisdiction of the Territory (i) for which the manufacture, use or sale would infringe, if not for the licenses granted herein, one or more Valid Claims of a GNE Patent applicable in that jurisdiction and (ii) for which there exists Market Competition in that jurisdiction during a particular Calendar Quarter in a Calendar Year, as partial consideration for the licenses and other rights granted to TM herein, TM shall pay GNE a royalty based on aggregate Net Sales by TM of such Licensed Product for such Indications during each Calendar Year, in accordance with the following: [*]

For the purpose of determining whether the manufacture, use or sale of a Licensed Product sold by TM or its permitted Sublicensees in any jurisdiction within the Territory would infringe, if not for the licenses granted herein, one of more Valid Claims of a GNE Patent, any Licensed Product not manufactured within the jurisdiction in which use or sale of that Licensed Product occurs shall be deemed to have been manufactured in that jurisdiction.

(c) Royalty on Licensed Products that do not Contain BP3 Without Valid Claims. With respect to each Licensed Product that does not contain BP3 sold by TM or its permitted Sublicensees in a given jurisdiction of the Territory for which the manufacture, use or sale does not infringe one or more Valid Claims of a GNE Patent in that jurisdiction, as partial consideration for the licenses and other rights granted to TM herein, TM shall pay GNE a royalty based on aggregate Net Sales by TM of such Licensed Product for such Indications during each Calendar Year, in accordance with the following: [*]

For the purpose of determining whether the manufacture, use or sale of a Licensed Product sold by TM or its permitted Sublicensees in any jurisdiction within the Territory would infringe, if not for the licenses granted herein, one of more Valid Claims of a GNE Patent, any Licensed Product not manufactured within the jurisdiction in which use or sale of that Licensed Product occurs shall be deemed to have been manufactured in that jurisdiction.

(d) Royalty on Licensed Products that Contain BP3 With Valid Claims and Without Market Competition. With respect to each Licensed Product that contains BP3 sold by TM or its permitted Sublicensees in each jurisdiction of the Territory (i) for which the manufacture, use or sale would infringe, if not for the licenses granted herein, one or more Valid Claims of a GNE Patent in that jurisdiction and (ii) for which there exists no Market Competition in that jurisdiction during a particular Calendar Quarter in a Calendar Year, as partial consideration for the licenses and other rights granted to TM herein, TM shall pay GNE a royalty based on aggregate Net Sales by TM of such Licensed Product for such Indications during each Calendar Year, in accordance with the following: [*]

*	This provision is the subject of a Confidential Treatment Request.

TM-GNE INTERNATIONAL LICENSE AND COLLABORATION AGREEMENT	G-2

For the purpose of determining whether the manufacture, use or sale of a Licensed Product sold by TM or its permitted Sublicensees in any jurisdiction within the Territory would infringe, if not for the licenses granted herein, one of more Valid Claims of a GNE Patent, any Licensed Product not manufactured within the jurisdiction in which use or sale of that Licensed Product occurs shall be deemed to have been manufactured in that jurisdiction.

(e) Royalty on Licensed Products that Contain BP3 With Valid Claims and Market Competition. With respect to each Licensed Product that contains BP3 sold by TM or its permitted Sublicensees in each jurisdiction of the Territory (i) for which the manufacture, use or sale would infringe, if not for the licenses granted herein, one or more Valid Claims of a GNE Patent in that jurisdiction and (ii) for which there exists Market Competition in that jurisdiction during a particular Calendar Quarter in a Calendar Year, as partial consideration for the licenses and other rights granted to TM herein, TM shall pay GNE a royalty based on aggregate Net Sales by TM of such Licensed Product for such Indications during each Calendar Year, in accordance with the following: [*]

For the purpose of determining whether the manufacture, use or sale of a Licensed Product sold by TM or its permitted Sublicensees in any jurisdiction within the Territory would infringe, if not for the licenses granted herein, one of more Valid Claims of a GNE Patent, any Licensed Product not manufactured within the jurisdiction in which use or sale of that Licensed Product occurs shall be deemed to have been manufactured in that jurisdiction.

(f) Royalty on Licensed Products that Contain BP3 Without Valid Claims. With respect to each Licensed Product that contains BP3 sold by TM or its permitted Sublicensees in a given jurisdiction of the Territory for which the manufacture, use or sale does not infringe one or more Valid Claims of a GNE Patent in that jurisdiction, as partial consideration for the licenses and other rights granted to TM herein, TM shall pay GNE a royalty based on aggregate Net Sales by TM of such Licensed Product for such Indications during each Calendar Year, in accordance with the following: [*]

For the purpose of determining whether the manufacture, use or sale of a Licensed Product sold by TM or its permitted Sublicensees in any jurisdiction within the Territory would infringe, if not for the licenses granted herein, one of more Valid Claims of a GNE Patent, any Licensed Product not manufactured within the jurisdiction in which use or sale of that Licensed Product occurs shall be deemed to have been manufactured in that jurisdiction.

(g) [*]

(h) [*]

(i) Royalty Adjustment for Combination Products. An appropriate adjustment of the royalties outlined in this Section G.2 for Net Sales of a Licensed Product formulated in combination with one or more additional therapeutically active ingredients shall be mutually agreed upon, in good faith, by the Parties.

*	This provision is the subject of a Confidential Treatment Request.

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(j) Single Royalty per Licensed Product. Royalties under this Section G.2 shall be payable upon the sale by TM, its Affiliates and/or their permitted sublicensees to a Third Party and not upon a sale among TM, its Affiliates and/or their permitted sublicensees. The applicability of more than one Valid Claim or more than one GNE Patent shall not cause more than one royalty to be due upon the sale of a Licensed Product.

G.3. Royalty Payments. Royalties payable under Section G.2 shall be payable on a quarterly basis, within forty-five (45) days following the end of each Calendar Quarter, based upon the Net Sales during such Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale of such Licensed Product is made for the applicable Indication. Royalties shall be calculated in accordance with GAAP and with the terms of this Agreement. In the event any payment is made after thirty (30) days after such payment is due, TM shall increase the amount otherwise due and payable by adding interest thereon, computed at the Interest Rate. Any decrease in the applicable royalty rates set forth in Section G.2 resulting from the identification of Market Competition or the absence or expiration of Valid Claims pertaining to a given Licensed Product shall be made effective as of the date on which such competitor’s sales first cross the applicable market share threshold or such patent claim expiration occurs.

G.4. Currency. All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments will be made in United States dollars. If TM receives payment from a third party in a currency other than United States dollars for which a royalty or fee is owed under the Agreement, then (a) the payment will be converted into United States dollars at the conversion rate for the foreign currency as reported by Reuters Ltd. as of the last business day of the applicable Calendar Quarter, and (b) the conversion computation will be documented by TM in the applicable report delivered to GNE under Section G.5.

G.5. Royalty Statements. Each royalty payment under Section G.2 shall be accompanied by a statement showing (a) Gross Sales and Net Sales, (b) the number of units of Licensed Product sold during the applicable Calendar Quarter, (c) the exchange rate used to convert Net Sales from local currency to U.S. dollars, (d) the applicable royalty rates under Section G.2 used, and (e) the amount of royalties due on such Net Sales. Each royalty statement submitted should include reasonably sufficient information to support the particular subsection(s) of Section G.2 that are being used to determine amounts owed (e.g. documentation outlined in Section 1.52).

G.6. Term of Royalty Obligations.

(a) With respect to each Licensed Product, on a country-by-country basis, the obligation to pay royalties due under Sections G.2 shall terminate in a country on the later to occur of [*].

(b) Upon expiration of the royalty term for a Licensed Product in a country as described above, any applicable license grant under Article II with respect to such Licensed Product in such country shall automatically become fully paid-up and irrevocable.

*	This provision is the subject of a Confidential Treatment Request.

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G.7. Mode of Payment. All payments to TM or GNE hereunder shall be made by wire transfer in United States Dollars in accordance with such instructions as the receiving Party may from time to time provide by notice to the paying Party. Payments shall be free and clear of any taxes (other than withholding and other taxes imposed on the receiving Party), fees or charges.

G.8. Records Retention; Audit.

(a) Until the third anniversary of January 31 of the Calendar Year in which a Licensed Product is sold, a Party having sold such Licensed Product shall keep (and shall ensure that its Affiliates and sublicensees shall keep) the original records, kept in the ordinary course of business, of such sale in sufficient detail to confirm the accuracy of the royalty calculations hereunder.

(b) Upon the written request of the other Party, but not more than once in each Calendar Year, each Party shall permit an independent certified public accounting firm of nationally recognized standing selected by the requesting Party, and reasonably acceptable to the Party being audited, at the requesting Party’s expense, to have access during normal business hours, and upon reasonable prior written notice, to such of the original records, kept in the ordinary course of business, of the Party being audited as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to the Party being audited and the requesting Party only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to the requesting Party.

(c) If such accounting firm correctly concludes that additional royalties were owed during such period, the audited Party shall pay the additional royalties, with interest from the date originally due at the prime rate, as published in The Federal Reserve Bulletin, on the last business day preceding such date, within sixty (60) days after the date on which such accounting firm’s written report is delivered to the audited Party. If the amount of the underpayment is greater than [*] of the total amount owed for any Licensed Product for any Indication during any Calendar Year at issue, then the audited Party shall reimburse the requesting Party for all costs related to such audit of such Calendar Year.

(d) The requesting Party shall treat all information subject to review under this Section G.8 as Confidential Information and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the Party being audited obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

*	This provision is the subject of a Confidential Treatment Request.

TM-GNE INTERNATIONAL LICENSE AND COLLABORATION AGREEMENT	G-5